This relates to Preliminary Pricing Supplement No. 14 to the Prospectus dated December 21, 2005 and the Prospectus Supplement dated December 21, 2005


RBC

RBC PRINCIPAL PROTECTED NOTES

LINKED TO THE PHLX DRUG SECTOR℠ INDEX

ISSUER: ROYAL BANK OF CANADA

2 year maturity

Provides principal protection against a decline in the first 15% of the Index

Upside is capped at 20%

Daily secondary market provided

› Take an innovative approach to investing in the drugs/pharmaceuticals sector by receiving a return (limited to a 20% increase) linked to the performance of the PHLX Drug Sector℠ Index (the RXS℠) while protecting your investment for up to a 15% decline in the RXS℠.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-866-609-6009.

RBC Capital Markets